Exhibit 99.1

HCP ANNOUNCES SECOND QUARTER 2014 RESULTS AND RAISES FULL YEAR 2014 GUIDANCE

HIGHLIGHTS

--                FFO per share was $0.73; FFO as adjusted per share was $0.75; FAD per share was $0.63; and EPS was $0.48

--                Achieved year-over-year three- and six-month Cash NOI SPP growth of 2.4% and 3.3%, respectively

--                Increased full year guidance for FFO to $3.01 – $3.07 per share, FFO as adjusted to $2.97 – $3.03 per share, FAD to $2.50 – $2.56 per share and EPS to $2.02 – $2.08

--                Completed $360 million of investment transactions consisting of:

--                $127 million (£75.8 million) UK care home portfolio acquisition; and

--                $233 million of other investment transactions across our senior housing, life science and medical office segments

--                Expanded relationship with Brookdale by amending leases and creating a new $1.2 billion CCRC joint venture anticipated to close late August 2014

--                Executed 258,000 sq. ft. of new leases and 525,000 sq. ft. of lease renewals in our medical office and life science portfolios

--                Ranked 2nd for environmental performance in the real estate industry by the 2014 Newsweek Green Rankings and earned three ENERGY STAR certifications

--                Appointed James Hoffmann to the Company’s Board of Directors and its Audit Committee

IRVINE, CA, August 5, 2014 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter ended June 30, 2014 as follows (in thousands, except per share amounts):

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$336,457	$0.73	$327,650	$0.72	$0.01
Transaction-related items(1)	6,839	0.02	—	—	0.02
FFO as adjusted	$343,296	$0.75	$327,650	$0.72	$0.03
FAD	$288,068	$0.63	$283,798	$0.62	$0.01
EPS	$218,396	$0.48	$213,023	$0.47	$0.01

________________________________________

(1)          Includes direct transaction costs (e.g., pursuit, due diligence and closing) for the UK real estate portfolio investment and the lease amendment and joint venture activities related to 218 properties in connection with the Brookdale Transaction. See the “Funds From Operations” section of this release for additional information.

EPS, FFO and FFO as adjusted results for the prior-year quarter ended June 30, 2013 include a $0.02 per share charge resulting from a $9 million adjustment to non-cash rents primarily in our hospital segment.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

COMPLETED $360 MILLION OF INVESTMENT TRANSACTIONS

UK Real Estate Portfolio Investment

On June 6, 2014, we acquired a portfolio of 20 care homes for $127 million (£75.8 million) subject to long-term triple-net leases. These facilities are located throughout the United Kingdom (“UK”) and represent our first real estate investment in the UK. The facilities are leased to Maria Mallaband Care Group (“MMCG”), a leading provider of high quality, mostly privately funded, residential and nursing care in the UK. Founded in 1996, MMCG operates over 60 care homes and provides other ancillary services. The triple-net leases have initial terms of 15 years, plus two 10-year extension options and provide for initial annual rent of $9.7 million (£5.8 million). The cross-defaulted contractual rents will escalate based on the Retail Price Index (UK measure of inflation), subject to a floor of 2% and a ceiling of 4.5%.

In conjunction with the MMCG transaction we: (i) may purchase three additional care homes in the third quarter of 2014; (ii) obtained the right of first offer for all future MMCG acquisitions and development projects; and (iii) executed a GBP/USD foreign currency swap contract to hedge approximately 75% of the GBP rent receipts through December 2015.

Other Investment Transactions

During the quarter ended June 30, 2014, we completed $233 million of additional investments and commitments including the following:

•                  $177 million investment in six assets across our senior housing, life science and medical office segments; and

•                  $56 million to fund construction and other capital projects.

ENHANCING AND EXPANDING RELATIONSHIP WITH BROOKDALE BY AMENDING LEASES AND CREATING A $1.2 BILLION CCRC JOINT VENTURE (THE “BROOKDALE TRANSACTION”)

On July 31, 2014, Brookdale Senior Living Inc, (“Brookdale”) completed its acquisition of Emeritus Corporation (“Emeritus”) and became our largest senior housing relationship. In April 2014, HCP and Brookdale agreed to a multiple-element transaction that, upon its closing anticipated on or about August 29, 2014, will:

•                amend existing lease agreements on 153 HCP-owned senior housing communities, including the removal of embedded tenant purchase options relating to 30 properties, in exchange for future rent reductions;

•                  terminate existing lease agreements on 49 HCP-owned senior housing properties, including the removal of embedded tenant purchase options relating to 19 properties. Subsequent to the lease termination, we will contribute the 49 properties to a newly formed consolidated RIDEA partnership; Brookdale will be a 20% equity partner and manage the facilities on our behalf; and

•                create a new $1.2 billion unconsolidated joint venture that will own 14 campuses of continuing care retirement communities in a RIDEA structure (the “CCRC JV”). HCP will own a 49% equity interest; Brookdale will own a 51% equity interest and will manage these communities on behalf of the CCRC JV.

Our year-to-date total investments closed and committed, including our 49% share of the $1.2 billion CCRC JV, are $1.1 billion.

SIGNIFICANT LEASING TRANSACTIONS

During the quarter ended June 30, 2014, we executed three leases (expected to commence in December 2014 through February 2015) for a total of 129,000 sq. ft. in our 639,000 sq. ft. Redwood City life science campus. The leases include two new five-year leases for a total of 49,000 sq. ft. and an 80,000 sq. ft. 10-year expansion and extension of an existing life science tenant. These leases result in a 70% increase from previous rents for 108,000 sq. ft. of office space converted to laboratory.

SUSTAINABILITY

In June 2014, we were ranked 2nd in the U.S real estate industry for environmental performance by the 2014 Newsweek Green Rankings, which ranks the 500 largest publicly traded companies in the U.S. and globally. Additionally, during the quarter ended June 30, 2014, we earned three ENERGY STAR awards in our senior housing segment. As of June 30, 2014, we have been awarded 137 ENERGY STAR and 10 LEED certifications. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

JAMES HOFFMANN APPOINTED TO BOARD OF DIRECTORS

On July 31, 2014, we announced the appointment of James Hoffmann to the Company’s Board of Directors and its Audit Committee. Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company where he served as the firm’s senior global REIT analyst and portfolio manager, as well as on numerous internal management oversight committees, from 1997 to 2012.

DIVIDEND

On July 31, 2014, our Board of Directors declared a quarterly cash dividend of $0.545 per common share. The dividend will be paid on August 26, 2014 to stockholders of record as of the close of business on August 11, 2014.

OUTLOOK

For full year 2014, we expect: FFO to range between $3.01 and $3.07 per share; FFO as adjusted to range between $2.97 and $3.03 per share; FAD to range between $2.50 and $2.56 per share; and EPS to range between $2.02 and $2.08. These estimates reflect the pending impact of the Brookdale Transaction, but do not reflect the potential impact of future acquisitions. See the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, August 5, 2014 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended June 30, 2014. The conference call is accessible by dialing (877) 363-5049 (U.S.) or (760) 536-8594 (International). The participant passcode is 67869569. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through August 20, 2014, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering passcode 67869569. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company's portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB. For more information regarding HCP, visit the Company's website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) net income, FFO, FFO as adjusted and FAD applicable to common shares on a diluted basis for the full year of 2014; (ii) the payment of the regular quarterly dividend; and (iii) anticipated outcomes relating to the proposed Brookdale Transaction and its potential benefits. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the Company’s ability to complete the transactions described in this release related to the Brookdale Transaction on the currently proposed terms or at all; risks relating to the impact of the transaction on each party’s relationships with its residents, employees and third parties, and the parties’ inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; changes in global, national and local economic conditions, including a prolonged period of weak economic growth; volatility or uncertainty in the capital markets, including changes in the availability and cost of capital (impacted by changes in interest rates and the value of our common stock), which may adversely impact our ability to consummate transactions or reduce the earnings from potential transactions; the Company’s ability to manage its indebtedness level and changes in the terms of such indebtedness; the effect on healthcare providers, including Brookdale, of the recently enacted and pending Congressional legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; the ability of operators, tenants and borrowers, including Brookdale, to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to the Company and the Company’s ability to recover investments made, if applicable, in their operations; the financial weakness of some operators and tenants (potentially including Brookdale), including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding the Company’s ability to continue to realize the full benefit of such operators’ and/or tenants’ leases; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect the Company’s costs of compliance or increase the costs, or otherwise affect the operations of operators, tenants and borrowers, including Brookdale; the potential impact of future litigation matters, including litigation relating to the Brookdale Transaction or Brookdale’s acquisition of Emeritus and the possibility of larger than expected litigation costs, adverse results and related developments; competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases; the Company’s ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the financial, legal, regulatory and reputational difficulties of significant operators of the Company’s properties, potentially including Brookdale; the risk that the Company may not be able to achieve the benefits of investments, including with respect to the CCRC JV and the Brookdale Transaction, within expected time-frames or at all, or within expected cost projections; the ability to obtain financing necessary to consummate acquisitions on favorable terms; risks associated with the Company’s investments in joint ventures (including the proposed CCRC JV) and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; changes in the credit ratings on U.S. government debt securities or default or delay in payment by the U.S. of its obligations; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings, including its 2013 Annual Report on Form 10-K. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Real estate:
Buildings and improvements	$10,783,296	$10,544,110
Development costs and construction in progress	251,400	225,869
Land	1,880,408	1,822,862
Accumulated depreciation and amortization	(2,100,223)	(1,965,592)
Net real estate	10,814,881	10,627,249

Net investment in direct financing leases	7,223,878	7,153,399
Loans receivable, net	375,717	366,001
Investments in and advances to unconsolidated joint ventures	190,730	196,576
Accounts receivable, net of allowance of $3,052 and $1,529, respectively	32,719	27,494
Cash and cash equivalents	54,070	300,556
Restricted cash	34,329	37,229
Intangible assets, net	477,837	489,842
Real estate assets held for sale, net	—	9,819
Other assets, net	940,008	867,705

Total assets	$20,144,169	$20,075,870

Liabilities and equity
Bank line of credit	$310,000	$—
Term loan	234,352	226,858
Senior unsecured notes	6,826,884	6,963,375
Mortgage debt	1,229,773	1,396,485
Other debt	73,020	74,909
Intangible liabilities, net	90,426	98,810
Accounts payable and accrued liabilities	339,364	318,427
Deferred revenue	67,756	65,872
Total liabilities	9,171,575	9,144,736

Common stock, $1.00 par value: 750,000,000 shares authorized; 458,742,070 and 456,960,648 shares issued and outstanding, respectively	458,742	456,961
Additional paid-in capital	11,388,641	11,334,041
Cumulative dividends in excess of earnings	(1,075,583)	(1,053,215)
Accumulated other comprehensive loss	(11,669)	(14,487)
Total stockholders’ equity	10,760,131	10,723,300

Joint venture partners	23,391	23,729
Non-managing member unitholders	189,072	184,105
Total noncontrolling interests	212,463	207,834

Total equity	10,972,594	10,931,134

Total liabilities and equity	$20,144,169	$20,075,870

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Rental and related revenues	$288,191	$277,769	$573,014	$559,308
Tenant recoveries	27,110	25,144	52,544	49,346
Resident fees and services	37,939	36,394	75,992	72,139
Income from direct financing leases	165,500	158,286	330,037	315,156
Interest income	16,937	14,147	33,633	26,533
Investment management fee income	444	499	893	942
Total revenues	536,121	512,239	1,066,113	1,023,424

Costs and expenses:
Interest expense	106,842	108,452	213,480	217,562
Depreciation and amortization	113,133	109,210	220,521	212,389
Operating	78,867	73,887	154,574	146,573
General and administrative	29,062	24,062	50,456	44,717
Total costs and expenses	327,904	315,611	639,031	621,241

Other income, net	709	3,288	2,639	15,400

Income before income taxes and equity income from unconsolidated joint ventures	208,926	199,916	429,721	417,583
Income taxes	(1,339)	(1,604)	(2,785)	(2,519)
Equity income from unconsolidated joint ventures	14,692	15,585	29,220	30,386
Income from continuing operations	222,279	213,897	456,156	445,450

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	—	1,941	1,736	4,172
Gain on sales of real estate, net of income taxes	—	887	28,010	887
Total discontinued operations	—	2,828	29,746	5,059

Net income	222,279	216,725	485,902	450,509
Noncontrolling interests’ share in earnings	(3,394)	(3,324)	(7,906)	(6,523)
Net income attributable to HCP, Inc.	218,885	213,401	477,996	443,986
Participating securities’ share in earnings	(489)	(378)	(1,552)	(856)

Net income applicable to common shares	$218,396	$213,023	$476,444	$443,130

Basic earnings per common share:
Continuing operations	$0.48	$0.46	$0.98	$0.96
Discontinued operations	—	0.01	0.06	0.02
Net income applicable to common shares	$0.48	$0.47	$1.04	$0.98

Diluted earnings per common share:
Continuing operations	$0.48	$0.46	$0.98	$0.96
Discontinued operations	—	0.01	0.06	0.01
Net income applicable to common shares	$0.48	$0.47	$1.04	$0.97

Weighted average shares used to calculate earnings per common share:
Basic	458,247	454,618	457,773	454,137

Diluted	458,588	455,431	458,134	455,024

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$485,902	$450,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	220,521	212,389
Discontinued operations	—	3,095
Amortization of above and below market lease intangibles, net	(343)	(6,068)
Amortization of deferred compensation	11,006	11,638
Amortization of deferred financing costs, net	9,474	9,440
Straight-line rents	(26,455)	(15,955)
Loan and direct financing lease interest accretion	(39,401)	(45,539)
Deferred rental revenues	(515)	(965)
Equity income from unconsolidated joint ventures	(29,220)	(30,386)
Distributions of earnings from unconsolidated joint ventures	2,655	1,624
Gain on sales of real estate	(28,010)	(887)
Marketable securities and other (gains) losses, net	58	(10,197)
Changes in:
Accounts receivable, net	(5,225)	462
Other assets	(6,136)	(12,852)
Accounts payable and accrued liabilities	13,394	5,294
Net cash provided by operating activities	607,705	571,602
Cash flows from investing activities:
Acquisitions of real estate	(285,429)	(60,353)
Development of real estate	(72,334)	(67,983)
Leasing costs and tenant and capital improvements	(27,458)	(19,938)
Proceeds from sales of real estate, net	36,897	3,777
Distributions in excess of earnings from unconsolidated joint ventures	1,113	904
Purchases of marketable debt securities	—	(16,706)
Proceeds from the sales of marketable securities	—	28,030
Principal repayments on loans receivable	5,547	19,112
Investments in loans receivable and other	(46,434)	(300,673)
(Increase) decrease in restricted cash	2,900	(7,105)
Net cash used in investing activities	(385,198)	(420,935)
Cash flows from financing activities:
Net borrowings under bank line of credit	310,000	265,049
Issuance of senior unsecured notes	350,000	—
Repayments of senior unsecured notes	(487,000)	(150,000)
Repayments of mortgage debt	(169,843)	(40,380)
Deferred financing costs	(9,239)	—
Issuance of common stock and exercise of options	56,401	61,860
Repurchase of common stock	(11,086)	—
Dividends paid on common stock	(500,364)	(477,453)
Issuance of noncontrolling interests	113	3,141
Distributions to and purchase of noncontrolling interests	(7,980)	(7,506)
Net cash used in financing activities	(468,998)	(345,289)
Effect of foreign exchange on cash and cash equivalents	5	63
Net decrease in cash and cash equivalents	(246,486)	(194,559)
Cash and cash equivalents, beginning of period	300,556	247,673
Cash and cash equivalents, end of period	$54,070	$53,114

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income applicable to common shares	$218,396	$213,023	$476,444	$443,130
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	113,133	109,210	220,521	212,389
Discontinued operations	—	1,557	—	3,095
Direct financing lease (“DFL”) depreciation	3,956	3,529	7,802	6,958
Gain on sales of real estate	—	(887)	(28,010)	(887)
Equity income from unconsolidated joint ventures	(14,692)	(15,585)	(29,220)	(30,386)
FFO from unconsolidated joint ventures	17,151	18,356	34,112	35,897
Noncontrolling interests’ and participating securities’ share in earnings	3,883	3,702	9,458	7,379
Noncontrolling interests’ and participating securities’ share in FFO	(5,370)	(5,255)	(11,511)	(10,397)
FFO applicable to common shares	$336,457	$327,650	$679,596	$667,178
Distributions on dilutive convertible units	3,420	3,336	6,840	6,664
Diluted FFO applicable to common shares	$339,877	$330,986	$686,436	$673,842

Diluted FFO per common share	$0.73	$0.72	$1.48	$1.46

Weighted average shares used to calculate diluted FFO per share	464,610	461,462	464,138	461,058

Impact of adjustments to FFO:
Transaction-related items(2)	$6,839	$—	$6,839	$—

FFO as adjusted applicable to common shares	$343,296	$327,650	$686,435	$667,178
Distributions on dilutive convertible units and other	3,405	3,336	6,825	6,664
Diluted FFO as adjusted applicable to common shares	$346,701	$330,986	$693,260	$673,842
Per common share impact of adjustments on diluted FFO	$0.02	$—	$0.01	$—

Diluted FFO as adjusted per common share	$0.75	$0.72	$1.49	$1.46

Weighted average shares used to calculate diluted FFO as adjusted per share	464,610	461,462	464,138	461,058

________________________________________

(1)       We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains from dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of impairments (recoveries) of non-depreciable assets, transaction-related items (defined below), severance-related items and preferred stock redemption charges. Management believes that FFO as adjusted is useful to investors, because it allows investors to compare the Company’s results to prior reporting periods without the effect of items that by their nature would not be comparable. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income or NAREIT FFO.

(2)          Transaction-related items include significant direct costs (e.g., pursuit, due diligence and closing) and unusual gains/charges incurred as a result of mergers and acquisitions and lease amendment or restructure activities. The three and six months ended June 30, 2014, include the impact of $6.8 million resulting from the Brookdale Transaction (primarily pre-closing legal fees) and UK real estate portfolio investment (primarily stamp-duty taxes that are common for UK real estate transactions).

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

FFO as adjusted applicable to common shares	$343,296	$327,650	$686,435	$667,178
Amortization of above and below market lease intangibles, net	(175)	(5,990)	(343)	(6,068)
Amortization of deferred compensation	6,116	6,208	11,006	11,638
Amortization of deferred financing costs, net	4,509	4,796	9,474	9,440
Straight-line rents	(12,487)	2,838	(26,455)	(15,955)
DFL accretion(2)	(17,813)	(21,394)	(39,235)	(45,564)
DFL depreciation	(3,956)	(3,529)	(7,802)	(6,958)
Deferred revenues — tenant improvement related	(735)	(1,645)	(1,217)	(2,089)
Deferred revenues — additional rents	365	(577)	702	1,124
Leasing costs and tenant and capital improvements	(15,053)	(10,979)	(27,458)	(19,938)
Joint venture and other FAD adjustments(2)	(15,999)	(13,580)	(30,018)	(25,629)
FAD applicable to common shares	$288,068	$283,798	$575,089	$567,179

Distributions on dilutive convertible units	2,251	3,336	4,502	6,665

Diluted FAD applicable to common shares	$290,319	$287,134	$579,591	$573,844

Diluted FAD per common share	$0.63	$0.62	$1.25	$1.24

Weighted average shares used to calculate diluted FAD per common share	462,754	461,462	462,282	461,058

________________________________________

(1)         Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues. Also, FAD is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements and includes adjustments to compute our share of FAD from our unconsolidated joint ventures that are similar to those in FFO. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund our ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as presented in our consolidated financial statements prepared in accordance with GAAP. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2)          For the three and six months ended June 30, 2014, DFL accretion reflects an elimination of $15.7 million and $31.2 million, respectively. For the three and six months ended June 30, 2013, DFL accretion reflects an elimination of $15.3 million and $31.2 million, respectively. Our ownership interest in HCR ManorCare, Inc. (“HCR ManorCare”) is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare. Further, our share of earnings from HCR ManorCare (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare level, which we present as a non-cash joint venture FAD adjustment.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$222,279	$216,725	$485,902	$450,509
Interest income	(16,937)	(14,147)	(33,633)	(26,533)
Investment management fee income	(444)	(499)	(893)	(942)
Interest expense	106,842	108,452	213,480	217,562
Depreciation and amortization	113,133	109,210	220,521	212,389
General and administrative	29,062	24,062	50,456	44,717
Other income, net	(709)	(3,288)	(2,639)	(15,400)
Income taxes	1,339	1,604	2,785	2,519
Equity income from unconsolidated joint ventures	(14,692)	(15,585)	(29,220)	(30,386)
Total discontinued operations	—	(2,828)	(29,746)	(5,059)
NOI	$439,873	$423,706	$877,013	$849,376
Straight-line rents	(12,487)	2,838	(26,455)	(15,955)
DFL accretion	(17,813)	(21,394)	(39,235)	(45,564)
Amortization of above and below market lease intangibles, net	(175)	(5,990)	(343)	(6,068)
Lease termination fees	(233)	(15)	(811)	(15)
NOI adjustments related to discontinued operations	—	21	(11)	16
Cash (adjusted) NOI	$409,165	$399,166	$810,158	$781,790
Non-SPP cash (adjusted) NOI	(2,073)	(1,733)	(4,758)	(2,246)
Same property portfolio cash (adjusted) NOI(2)	$407,092	$397,433	$805,400	$779,544

Cash (adjusted) NOI % change – SPP(2)	2.4%		3.3%

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(1)         We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and adjusted NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, our NOI may not be comparable to that of other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses. NOI excludes interest income, investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, impairments, impairment recoveries, other income, net, income taxes, equity income from unconsolidated joint ventures, and discontinued operations. Cash NOI is calculated as NOI eliminating the effects of straight-line rents, DFL accretion, amortization of above and below market lease intangibles, and lease termination fees. Cash NOI is sometimes referred to as “adjusted NOI.”

(2)         Same property portfolio (“SPP”) statistics allow management to evaluate the performance of our real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2014
	Low	High

Diluted earnings per common share	$2.02	$2.08
Real estate depreciation and amortization	0.98	0.98
DFL depreciation	0.03	0.03
Gain on sales of real estate	(0.06)	(0.06)
Joint venture FFO adjustments	0.04	0.04
Diluted FFO per common share	$3.01	$3.07
Transaction-related items(2)	(0.04)	(0.04)
Diluted FFO as adjusted per common share	$2.97	$3.03
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.09)	(0.09)
DFL accretion(3)	(0.17)	(0.17)
DFL depreciation	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.15)	(0.15)
Lease restructure payments(4)	0.02	0.02
Joint venture adjustments – CCRC entrance fees(5)	0.01	0.01
Joint venture and other FAD adjustments(3)	(0.14)	(0.14)
Diluted FAD per common share	$2.50	$2.56

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(1)          Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          Include a $0.02 per share charge in 2Q 2014 for direct costs relating to the UK real estate portfolio and Brookdale transactions and an anticipated $0.06 per share net benefit in 3Q 2014 relating to the Brookdale Transaction, at closing. The combined $0.04 per share net benefit for 2014 consists of:

(i) $0.23 per share, or $106 million, of net gains as consideration received related to the terminated leases of the HCP owned 49-property portfolio; partially offset by a

(ii) $0.15 per share, or $70 million, charge to write-off the existing straight-line rents and intangible other assets, net related to the terminated leases of the HCP owned 49-property portfolio; and

(iii) $0.04 per share, or $15 million (includes the $0.02 per share in 2Q 2014), in charges for direct costs, primarily consisting of stamp-duty taxes, and legal and other professional fees.

(3)          Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.

(4)          Represents adjustments to reflect cash installment payments when they are collected from Brookdale. Over a period ranging from 2 to 3 years, we will receive installment payments valued at $54 million (included in the $106 million of consideration discussed in footnote (2)(i) above) for terminating the leases on the HCP owned 49-property portfolio; GAAP and FFO recognize these installment payments up-front. However, we include the installment payments in FAD when the payments are collected and remove the corresponding up-front benefit of these installment payments from FFO as adjusted through transaction-related items.

(5)          Represents the adjustments to recognize our 49% share of non-refundable entrance fees in FAD when they are collected by the CCRC JV; GAAP and FFO recognize non-refundable entrance fees over the actuarial life of the respective residents, rather than when the payments are collected. Therefore, we include the non-refundable entrance fees in FAD when the payments are collected and remove the corresponding GAAP/FFO amortization from FAD.